July 22, 2014

Preliminary Lease Agreement and Extension of LOI

On or near April 10, 2014, Lexaria Corp, and a subsidiary corp wholly owned by Lexaria Corp; Enertopia Corp, and a subsidiary corp wholly owned by Enertopia Corp; Jeff Paikin and 1475714 Ontario Inc, (together, the “Parties”), all signed a Letter of Intent (the “LOI”) that set out the terms to lease a building located at 5070 Benson Drive, Burlington Ontario, and the basic terms of the relationship between the Parties. The LOI is attached to this Agreement to Extend.

Due to circumstances beyond the control of any of the Parties, the municipal approval process for the marijuana production facility required more time than anticipated, thus requiring more time to execute this Preliminary Lease Agreement. For this reason the Parties agree to revise and extend the terms of the LOI as noted herein.

This Agreement is between Lexaria Corp. and it’s wholly owned subsidiary Lexaria CanPharm Corp; and Enertopia Corporation and it’s wholly owned subsidiary Thor Pharma Corp (together, the “Lessee”); and Jeff Paikin on behalf of himself and 1475714 Ontario Inc., Owner of 5070 Benson Drive, Burlington, ON (the “Lessor”) and sets out the Lessee’s and Lessor’s shared intent to enter into a lease agreement (the “Lease”) for warehouse space (the “Leased Premises”) in the building located at 5070 Benson Drive, Burlington, Ontario (the “Building”).

The terms and conditions to be properly set out in a binding lease and such other documentation as the parties shall determine necessary will include the following terms and conditions:

1.

Initial lease space to be approximately 20,000 square feet (known as the “Vacant Space”) with a first right of refusal in favour of the Lessee to lease approximately an additional 30,000 square feet (known as the “Occupied Space”) and an additional first right of refusal in favour of the Lessee to lease approximately an additional 25,000 square feet (known as the “Expansion Space”) for a total of approximately 75,000 square feet as further space currently leased in the Building comes available.

2.

The rent for the Leased Premises shall be base rent of $5.00 per square foot, plus common area charges and taxes, which are currently $3.25 per square foot. All utilities will be in addition to the rent and billed directly to the Lessee.

3.

Lease will be for both the Vacant Space and the Occupied Space and for a term of 5 years, with the Lessee having an option to renew for three (3) further five (5) year terms at the market rate at the time of renewal.

4.

Lease start date to be that date, following notice of intent to construct and occupy the Occupied Space given in writing by the Lessee to the Lessor (the “Notice”), when the existing third-party tenant in the Occupied Space no longer occupies the Occupied Space. Lessee has no obligation to provide notice of intent to construct and occupy the Occupied Space prior to receiving a Ready to Build letter from Health Canada regarding the MMPR license application at 5070 Benson and if no such letter has been received prior to January 22, 2015, Lessee may at any time at its sole option notify Lessor of its intention to abandon the HC license application at 5070 Benson, in which case Lessor agrees to release Lessee from any further obligations under this agreement. Lessee and Lessor have the option of mutually agreeing to extend the lease start date.

5.	Rent payment for the Occupied Space payable only in cash, with no option available for the payment of rent with common shares for the Occupied Space.
6.

The 5-year term of the Lease will be waived by the Lessor, if the Lessee fails to receive a license issued by Health Canada under the MMPR program, for the cultivation and sale of medical marijuana at the 5070 Benson location, or if any other necessary regulatory license is not received, following 90-day notice given from the Lessee to the Lessor, at the sole option of the Lessee.

7.

The Lessee will require tenant improvements to the Leased Premises (the “Tenant Improvements”). These improvements shall be performed by New Horizon Homes on behalf of the Lessee on a cost plus 10% basis. The “plus” shall be payable in shares of Lexaria Corp. and Enertopia Corporation as part of this arrangement.

8.	During the 6 months beginning June 9 2014, the Lessee shall have the option of paying its Base Rent of the Vacant Space with common shares or with cash.
9.

During the 6 months following the Notice date if the Notice date is prior to January 22, 2015, the Lessee shall have the option of paying its Base Rent of the Vacant Space with common shares or with cash; and in the event the lease start date is mutually agreed to start after January 22, 2015, the option to pay rent in shares or cash will be determined by the Lessor.

10.	KNY Architects has been retained by the Lessee in order to begin designing the space required. All costs of architectural design to be borne by the Lessee.
11.

Where any restricted common shares of Lexaria Corp. and Enertopia Corporation are to be transferred to the Lessor or as it may direct, the intention is to determine the number of shares to be transferred based on the June 17 2014 LOI draft agreement wherein the valuation share price of Lexaria Corp was determined to be $0.30 and for Enertopia Corp was determined to be $0.19, but in any case all share transfers shall be in accordance with the Canadian Securities Exchange and Securities Commission guidelines.

12.	All obligations and responsibilities of the Lessee shall be shared by Lexaria CanPharm Corp. assuming 55% and Thor Pharma Corp. assuming 45%.
13.

At that time when Lessee gives Notice to construct and occupy, it shall maintain a minimum cash balance of $120,000 in the Joint Venture bank account in trust for the Lessor to be applied as security towards lease payments, until such time as the MMPR license issued by Health Canada has been received by the Lessee.

14.

At that time when Lessee gives Notice to construct and occupy, it shall maintain a minimum cash balance sufficient to cover the approved budget costs of the Tenant Improvements in the Joint Venture bank account in trust for New Horizon Homes and provide evidence of such funds. Tenant Improvement budget subject to exclusive approval of the Lessee, in advance.

15.

At that time when Tenant Improvements are complete; when the Health Canada MMPR license has been received; and when the Lessee has moved in to the leased space, the Lessee shall maintain a minimum cash balance equivalent to eight-months rent payments for whatever space is occupied at the time by the Lessee, in the Joint Venture bank account in trust for the Lessor to be applied as security towards lease payments.

16.

This Letter of Intent sets out our shared intentions but does not create a binding Lease. The intended relationship set out in this Letter of Intent shall be solely governed by a binding lease agreement in the Lessor’s standard form, but containing those terms and conditions set out in this Letter of Intent or as otherwise agreed between the parties. It is also implicit in this understanding that the intent of all the parties is to run a first class operation that can become an industry model for the best approach to carrying on a legal marijuana growing operation.

LEXARIA CANPHARM CORP.

I have the authority to bind the corporation
THOR PHARMA CORP.

Robert McAllister, CEO
I have the authority to bind the corporation

1475714 ONTARIO INC.
Per:

Jeff Paikin, President
I have the authority to bind the corporation

April 10, 2014

Letter of Intent Between Lexaria Corp. in trust for a company to be named later (Newco) and Enertopia Corporation in trust for a company to be named later (Newco2) and Jeff Paikin on behalf of himself and 1475714 Ontario Inc., Owner of 5070 Benson Drive, Burlington, ON

This letter of intent, to be executed on behalf of a corporation to be incorporated by Lexaria Corp. and Enertopia Corporation(Lessee) and Mr. Jeff Paikin of 1475714 Ontario Inc. (Lessor) sets out the Lessee’s and Lessor’s shared intent to enter into a lease agreement (the “Lease”) for warehouse space (the “Leased Premises”) in the building located at 5070 Benson Drive, Burlington, Ontario (the “Building”).

The terms and conditions to be properly set out in a binding lease and such other documentation as the parties shall determine necessary will include the following terms and conditions:

17.

Lease space to be approximately 30,000 square feet with a first right of refusal in favour of the Lessee to lease approximately an additional 45,000 square feet for a total of approximately 75,000 square feet as further space currently leased in the Building comes available.

18.

The rent for the Leased Premises shall be base rent of $5.00 per square foot, plus common area charges and taxes, which are currently $3.25 per square foot. All utilities will be in addition to the rent and billed directly to the Lessee.

19.	Lease term to be a minimum of 5 years, with the Lessee having an option to renew for three (3) further five (5) year terms at the market rate at the time of renewal.
20.

The Lessee will require tenant improvements to the Leased Premises. These improvements shall be performed by New Horizon Homes on behalf of the Lessee on a cost plus 10% basis. The “plus” shall be payable in shares of Lexaria Corp. and Enertopia Corporation as part of this arrangement.

21.	During the first 90 days of the initial 5 year lease, the Lessee shall have the option of paying its Base Rent with shares or with cash.
22.

The Lease shall be conditional for a period of 60 days in order to allow the Lessee to confirm that the zoning applicable to the Leased Premises allows for the Lessee’s intended use of the Leased Premises, in particular a legal marijuana growing operation. In exchange for the Lessor holding the Leased Premises for the Lessee for the 60 day conditional period, the Lessee will issue shares to the Lessor or as it may direct having a minimum value of $40,000 Canadian. If the Municipality does not approve medical marijuana for this location, the obligation of the Lessee ends and the remaining lease shall be null and void. This initial share payment shall satisfy all of the Lessees obligations if the use is not approved.

23.	KNY Architects will be retained by the Lessee in order to begin designing the space required. This will allow the design process to happen prior to the determination of the zoning decision. All costs of architectural to be borne by the Lessee.

24.

Where any shares of Lexaria Corp. and Enertopia Corporation are to be transferred to the Lessor or as it may direct, the intention is to determine the number of shares to be transferred based on the value of said shares at close of trading on April 9, 2014, with the shares transferred at the lowest legal transfer price based on the April 9, 2014 closing price. All share transfers shall be in accordance with the Exchange and Commission guidelines.

25.	All obligations and responsibilities of the Lessee shall be shared by Lexaria Corp. assuming 55% and Enertopia Corp. assuming 45%.
26.

This Letter of Intent sets out our shared intentions but does not create a binding Lease. The intended relationship set out in this Letter of Intent shall be solely governed by a binding lease agreement in the Lessor’s standard form, but containing those terms and conditions set out in this Letter of Intent or as otherwise agreed between the parties. It is also implicit in this understanding that the intent of all the parties is to run a first class operation that can become an industry model for the best approach to carrying on a legal marijuana growing operation.

LEXARIA CORP.

I have the authority to bind the corporation
ENERTOPIA CORP.

Robert McAllister, CEO
I have the authority to bind the corporation

1475714 ONTARIO INC.
Per:

Jeff Paikin, President
I have the authority to bind the corporation